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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER:          3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES:     DECEMBER 31, 2001
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
    Reiter        Joann              M.           F5 Networks, Inc. (ffiv)                      to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------        Director         10% Owner
    (Last)        (First)         (Middle)     3. IRS or Social Security  4. Statement for      ----              ---
c/o F5 Networks, Inc.                             Number of Reporting        Month/Year          X   Officer          Other (specify
401 Elliott Avenue West                           Person, if an entity       November 2001      ---- (give title  --- below)
--------------------------------------------      (Voluntary)             -------------------        below)
                  (Street)                                                5. If Amendment,      VP General Counsel and Corporate
    Seattle, WA 98119                                                        Date of Original   Secretary
--------------------------------------------                                 (Month/Year)       ------------------------------------
    (City)        (State)           (Zip
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans- 3. Trans-      4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action    action         or Disposed of (D)          Securities          Form:         Indirect
                                   Date      Code           (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                             (Instr. 8)                                 Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                    10/30/01    S               584    D        $14.91                              D
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Common Stock                    11/1/01     S             2,000    D        $16.11                              D
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Common Stock                    11/1/01     S             4,416    D        $15.50                              D
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Common Stock                    11/1/01     M             2,500    A         $0.75                              D
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Common Stock                    11/2/01     S               157    D        $16.50                              D
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Common Stock                    11/6/01     S             1,000    D        $19.10                              D
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Common Stock                    11/6/01     S             1,459    D        $19.15          14,885              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                             (Print or Type Responses)                                                        (Over)
                                                                                                                     SEC 1474 (3-99)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Non-Qualified Stock Option   $96.25     11/1/01     J(1)              7,500                     Common    7,500
(right to buy)                                                                                  Stock
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Non-Qualified Stock Option   $45.50     11/1/01     J(1)              7,500                     Common    7,500
(right to buy)                                                                                  Stock
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Non-Qualified Stock Option    $0.75     11/1/01     M                 2,500            9/14/08  Common    2,500
(right to buy)                                                                                  Stock
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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                              D
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Explanation of Responses: (1) Options cancelled.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.          /s/ JOANN REITER         12/6/01
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are                              Page 2
not required to respond unless the form displays a currently valid OMB Number.                                       SEC 1474 (3-99)

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